Exhibit 10.2

                         EXECUTIVE EMPLOYMENT AGREEMENT

      THIS EMPLOYMENT AGREEMENT (the "Agreement"), effective as of January 1, 2006 (the "Effective Date") is entered into by Biophan Technologies, Inc., a Nevada corporation (the "Company"), and Jeffrey L. Helfer, located at 17 Captains Cove Lane, Webster, New York 14580 (the "Executive").

      WHEREAS, the Company desires to employ the Executive, and the Executive desires to be employed by the Company.

      WHEREAS, the Company desires to provide the Executive with proper incentives for him to perform duties as the Company's Vice President and General Manager - Cardiovascular Products.

      WHEREAS, this Agreement is being entered into in connection with that certain Securities Purchase Agreement, dated as of November 30, 2005, by and between Biophan Technologies, Inc. and Myotech, LLC.

      NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties agree as follows:

      1. Term of Agreement. The Company hereby agrees to employ the Executive, and the Executive hereby accepts employment with the Company, upon the terms set forth in this Agreement, for the period commencing on the Effective Date and ending on the second anniversary thereof (such period, as it may be extended, the "Term"), unless sooner terminated in accordance with the provisions of Sections 5 and 6. The Term shall be automatically renewed for successive one year terms (each such renewal, a "Renewal Term"), unless either party provides the other party with written notice no less than ninety (90) days prior to the end of the then current Term or Renewal Term, of his or its intent not to renew this Agreement.

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      2. Title; Capacity. The Executive shall serve as Vice President and
General Manager - Cardiovascular Products or in a position at least commensurate therewith in all material respects. The Executive's duties hereunder shall be those which shall be prescribed from time to time by the Board of Directors in accordance with the bylaws of the Company and shall include such executive duties, powers and responsibilities as customarily attend the office of Vice President and General Manager of a company of the size, type and nature of the Company. The Executive may hold, in addition to the office of Vice President and General Manager - Cardiovascular Products of the Company, such other executive offices in the Company, its subsidiaries and its affiliates to which he may be elected, appointed or assigned by the Board of Directors from time to time and will discharge such executive duties in connection therewith.

      3. Services and Best Efforts. The Executive shall devote his full working time, energy and skill (reasonable absences for vacations and illness excepted), to the business of the Company in order to perform such duties faithfully and diligently; provided, however, that notwithstanding any provision in this Agreement to the contrary, the Executive shall be permitted to serve as a member of the boards of directors of non-profit organizations, so long as such memberships or activities do not unreasonably interfere with the performance of his duties hereunder. The Executive shall also be permitted to serve as a member of the boards of directors of other for-profit organizations, so long as such memberships or activities do not interfere with the performance of the Executive's duties hereunder, and so long as the Board of Directors approves of such memberships, such approval not to be unreasonably withheld.

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      4. Compensation and Benefits.

            (a) Salary. The Company shall pay the Executive a minimum annual base salary at the annualized rate of $180,000 (the "Base Salary"), payable in installments in accordance with the Company's normal payroll schedule but no less often than monthly. Such salary shall be reviewed annually and subject to increase as determined by the Board or a Compensation Committee thereof in its sole discretion.

            (b) Bonus. The Executive may be eligible for bonuses during the term of his employment as set forth in Exhibit A. Bonuses, if any, shall be determined by the Board in its sole discretion.

            (c) Equity Rights. The Executive's equity rights shall be governed by the Company's Rights Agreement dated November 30, 2005 to which he is a party and the Amended and Restated Operating Agreement of Myotech, LLC., as such agreements may be amended from time to time, and this Agreement shall have no bearing thereon.

            (d) Fringe Benefits. The Executive shall be entitled to participate in all benefit programs that the Company establishes and makes available to its employees, if any, to the extent that the Executive's position, tenure, salary, age, health and other qualifications make him eligible to participate. The Company may alter, modify, add to or delete its benefit plans at any time as the Company or its Board may determine, in its sole judgment, to be appropriate.

            (e) Paid Time Off. The Executive shall be eligible to accrue paid time off pursuant to the Company's normal policies and procedures governing vacation time or other paid time off.

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            (f) Reimbursement of Expenses. The Company shall reimburse the
Executive for all necessary travel, entertainment and other business expenses incurred or paid by the Executive in connection with, or related to, the performance of his duties, responsibilities or services under this Agreement, upon presentation by the Executive of reasonable documentation, expense statements, vouchers and/or such other supporting information as the Company may request, in accordance with the Company's reimbursement policies, as such may be adopted or amended from time to time.

            (g) Deductions. The Company shall deduct from any pay to the Executive all taxes or other withholdings required by law or otherwise properly authorized by the Executive.

      5. Termination. The Term of this Agreement shall terminate upon the occurrence of any of the following:

            (a) Expiration of the Term in accordance with Section 1, after a party has given notice of its intent not to renew the Agreement;

            (b) At the election of the Company, for Cause, upon written notice by the Company to the Executive. For the purposes of this Agreement, "Cause" for termination shall be deemed to exist upon: (i) a finding by the Company of failure of the Employee to perform his assigned duties for the Company, to adhere to the terms of this Agreement, or to follow Company policies and procedures; (ii) the Employee's commission of dishonesty, gross negligence or misconduct, in connection with the Employee's responsibilities in his position with the Company; (iii) the Employee's commission of any act or conduct that subjects the Company to public disrespect or ridicule or injures the reputation of the Company; or (iv) the conviction of the Employee of, or the entry of a pleading of guilty or nolo contendere by the Employee to, any crime involving moral turpitude or any felony;

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            (c) Upon the death or disability of the Executive. As used in this
Agreement, the term "disability" shall mean the inability of the Executive with reasonable accommodation as may be required by State or Federal law, due to a physical or mental disability, for a period of one hundred eighty (180) days, whether or not consecutive, during any 360-day period to perform the services contemplated under this Agreement. A determination of disability shall be made by a physician satisfactory to both the Executive and the Company, provided that if the Executive and the Company do not agree on a physician, the Executive and the Company shall each select a physician and these two together shall select a third physician, whose determination as to disability shall be binding on all parties.

            (d) At the election of the Executive, without Good Reason, upon not less than thirty (30) days' prior written notice of termination;

            (e) At the election of the Executive, for Good Reason, upon thirty
(30) days written notice by the Executive to the Company. For the purposes of this Agreement, "Good Reason" shall be deemed to exist upon a determination by the Executive that the Company, without the Executive's consent:

                  (i) fails to maintain the Executive in a position commensurate with that referred to in Section 2 of this Agreement; or

                  (ii) fails to pay the salary or provide the benefits stated in
Section 4 of this Agreement.

      6. Effect of Termination. Upon termination of the Agreement, the only remuneration to which the Executive will be entitled shall be as follows:

            (a) For Cause or at Election of the Executive without Good Reason. In the event the Executive's employment is terminated for Cause pursuant to
Section 5(b), or at the election of the Executive without Good Reason pursuant to Section 5(d), the Company shall pay to the Executive the compensation and benefits otherwise payable to him/her under Section 4 through the last day of his actual employment by the Company.

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            (b) Termination for Death or Disability. If the Executive's
employment is terminated by death or because of disability pursuant to Section 5(c), the Company shall pay to the estate of the Executive or to the Executive, as the case may be, the compensation that would otherwise be payable to the Executive up to the end of the month in which the termination of his employment because of death or disability occurs.

            (c) Termination at the Election of the Executive for Good Reason. If the Executive's employment is terminated by the Executive for Good Reason pursuant to Section 5(e), the Company shall pay and provide the Executive, for the term of the Severance Period, as defined below: (i) continued payment of his then current base salary; and (ii) reimbursement for continuation of his medical benefits for the Executive and all dependents. "Severance Period" shall mean six months. In addition to the foregoing benefits, upon a termination under this section, the obligations contained in Section 7 hereof shall immediately lapse and be of no further force or effect. The executive will have no obligation to mitigate any of the payments provided pursuant to this section. The payments under this section shall be made only after the Executive enters into a commercially reasonable general release of claims in favor of the Company.

            (d) Survival. The provisions of Sections 7 through 10 shall survive the termination of this Agreement.

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      7. Non-Compete.

            (a) During the term of the Executive's employment with the Company (whether or not such employment extends passed the expiration of the Term) and for a period of three (3) years after the termination thereof, the Executive will not directly or indirectly, as an individual proprietor, partner, stockholder, officer, employee, director, joint venturer, investor, lender, or in any other capacity whatsoever (other than as the holder of not more than one percent (1%) of the total outstanding stock of a publicly held company), engage in the business of or technology relating to non-blood contacting cardiac support devices that provide any form of mechanical or fluidic assistance to the heart in supporting blood circulation in the body, including but not limited to, technologies associated with the Company's cardiac support device that enable a broad range of therapies (e.g. drug delivery), diagnostic capabilities (e.g. ultrasonic and magnetic resonance imaging ("MRI")) and operational features that are associated with cardiac support devices (collectively "Company Knowhow"). Company Knowhow does not extend to non-support devices such as implantable stents and the like, or interventional tools such as guidewires and the like, and does not extend to cardiac assistance devices relying on electrical stimulation devices. Company Knowhow further does not extend to general medical device, therapeutic, or diagnostic technologies or business enterprise; provided, however, the Company Knowhow does extend to cover specific applications of MRI enhancement technology, but only as they apply to a cup-like implantable device used to mechanically support cardiac output.

            (b) If any restriction set forth in this Section 7 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

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            (c) The restrictions contained in this Section 7 are necessary for the protection of the business and goodwill of the Company and are considered by the Executive to be reasonable for such purpose. The Executive agrees that any breach of this Section 7 will cause the Company substantial and irrevocable damage and therefore, in the event of any such breach, in addition to such other remedies which may be available, the Company shall have the right to seek specific performance and injunctive relief.

      8. Proprietary Information.

            (a) The Executive agrees that all information and know-how, whether or not in writing, of a private, secret or confidential nature concerning the Company's business or financial affairs (collectively, "Proprietary Information") is and shall be the exclusive property of the Company. By way of illustration, but not limitation, Proprietary Information may include inventions, products, processes, methods, techniques, formulas, compositions, compounds, projects, developments, plans, research data, clinical data, financial data, personnel data, computer programs, and customer and supplier lists. The Executive will not disclose any Proprietary Information to others outside the Company or use the same for any unauthorized purposes without written approval by an officer of the Company, either during or after his employment, unless and until such Proprietary Information has become public knowledge without fault by the Executive.

            (b) The Executive agrees that all files, letters, memoranda, reports, records, data, sketches, drawings, laboratory notebooks, program listings, or other written, photographic, or other tangible material containing Proprietary Information, whether created by the Executive or others, which shall come into his custody or possession, shall be and are the exclusive property of the Company to be used by the Executive only in the performance of his duties for the Company.

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            (c) The Executive agrees that his obligation not to disclose or use information, know-how and records of the types set forth in paragraphs (a) and
(b) above, also extends to such types of information, know-how, records and tangible property of customers of the Company or suppliers to the Company or other third parties who may have disclosed or entrusted the same to the Company or to the Executive in the course of the Company's business.

      9. Developments.

            (a) The Executive will make full and prompt disclosure to the Company of all inventions, improvements, discoveries, methods, developments, software, and works of authorship, whether patentable or not, which are created, made, conceived or reduced to practice by the Executive or under his direction or jointly with others during his employment by the Company, whether or not during normal working hours or on the premises of the Company (all of which are collectively referred to in this Agreement as "Developments").

            (b) The Executive agrees to assign and does hereby assign to the Company (or any person or entity designated by the Company) all his right, title and interest in and to all Developments and all related patents, patent applications, copyrights and copyright applications. However, this Section 9(b) shall not apply to Developments which meet each of the following criteria: (i) they do not in any way relate to the present or planned business or research and development of the Company; and (ii) they are made and conceived by the Executive not during normal working hours, not on the Company's premises and not using the Company's tools, devices, equipment or Proprietary Information.

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            (c) The Executive agrees to cooperate fully with the Company, both during and after his employment with the Company, with respect to the procurement, maintenance and enforcement of copyrights and patents (both in the United States and foreign countries) relating to Developments. The Executive shall sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignment of priority rights, and powers of attorney, which the Company may deem necessary or desirable in order to protect its rights and interests in any Development.

      10. Other Agreements. The Executive hereby represents that he is not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of his employment with the Company or to refrain from competing, directly or indirectly, with the business of such previous employer or any other party. The Executive further represents that his performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by him in confidence or in trust prior to his employment with the Company.

      11. Indemnification.

            (a) The Company agrees to indemnify the Executive to the extent provided in the Company's bylaws or as otherwise required by law. This indemnification shall extend to all actions or inactions by the Executive in his capacity as officer, director, employee, agent, fiduciary or otherwise for the Company, its affiliates, subsidiaries, benefit plans or otherwise.

      12. Notices. All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon personal delivery or upon deposit in the United States Post Office, by registered or certified mail, postage prepaid, addressed to the other party at the address shown above, or at such other address or addresses as either party shall designate to the other in accordance with this Section 12.

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      13. Pronouns. Whenever the context may require, any pronouns used in this
Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.

      14. Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement. This Agreement shall not alter any of the Executive's rights under any equity grant which had been memorialized in an agreement with the Company and authorized by the Board prior to the Effective Date.

      15. Amendment. This Agreement may be amended or modified only by a written instrument executed by both a properly authorized executive officer or director of the Company and the Executive.

      16. Governing Law and Jurisdiction. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of New York. The parties agree that any disputes arising under this Agreement or otherwise related to the employment of the Executive by the Company shall be brought exclusively in the state and federal courts located in the State of New York and the parties hereby waive the defense of lack of personal jurisdiction in any such action.

      17. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which or into which the Company may be merged or which may succeed to its assets or business, provided, however, that the obligations of the Executive are personal and shall not be assigned by him.

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      18. Acknowledgment. The Executive states and represents that he has had an opportunity to fully discuss and review the terms of this agreement with an attorney. The Executive further states and represents that he has carefully read this Agreement, fully understands the contents herein, freely and voluntarily assents to all of the terms and conditions hereof, and signs his name of his own free act.

      19. No Wavier. No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

      20. Captions. The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

      21. Severability. In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

      22. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one in the same Agreement.

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      23. In the event there is ambiguity or conflict between a matter that is the subject to this Agreement and the Employment Agreement dated June 6, 2002, then the terms of the agreement that are most favorable to the Executive shall control, except that this shall not apply to terms already negotiated in this current Agreement.

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      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

COMPANY                                                       EXECUTIVE


By:______________________________           ______________________________
Name:                                       Jeffrey L. Helfer
Title:

Dated: ___________________________          Dated: _________________________


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                                    Exhibit A

                                      BONUS

                    BONUS AND INCENTIVE COMPENSATION PROGRAM

(A) Company agrees that a bonus payment will be made to Executive within 30 days of the completion of each of the four milestones described in the Securities Purchase Agreement as follows:

            (1)   $6,000 if a milestone is completed 30 days ahead of target

            (2)   An additional $8,000 if completed 60 days ahead of target

            (3)   An additional $12,000 if completed 90 days ahead of target

(B) An additional bonus of $250,000 will be paid within 60 days of the completion of the total program (all four milestones) in the event the total program is completed 180 days ahead of target, less any amounts paid in (A) above. A bonus of $75,000 will be paid in the event the total program is completed 90 days ahead of target, less any amounts paid in (A) above.

(C) Company agrees to provide additional bonus payments, in its sole discretion, to Executive based on the performance of the Executive.